Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BROCADE COMMUNICATIONS SYSTEMS, INC.

Brocade Communications Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Brocade Communications Systems, Inc. The corporation was originally incorporated under the same name and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 11, 1999.

SECOND: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation further amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

THIRD: The terms and provisions of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

FOURTH: Section 2 of ARTICLE VII of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

2. Each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the effective date of this amendment shall be shortened.

Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2011 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2012 annual meeting of stockholders, (ii) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders, and (iii) at the 2013 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

FIFTH: Section 5 of ARTICLE VII of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

5. The affirmative vote of a majority of the voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of the following sections of the Company’s Bylaws by the stockholders of this corporation: 2.2 (Annual Meeting) and 2.3 (Special Meeting).

SIXTH: Section 7 of ARTICLE VII of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

7. Except with respect to any directors that may be elected separately by the holders of a series of stock designated pursuant to the authority granted to the Board of Directors in Article IV, any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class.

SEVENTH: ARTICLE VIII of the Amended and Restated Certificate of Incorporation of the corporation is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

EIGHTH: ARTICLE IX of the Amended and Restated Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

Signature Page Follows

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer, effective as of April 13, 2010.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Tyler Wall
Name:	Tyler Wall
Title:	Vice President, General Counsel & Corporate Secretary